Exhibit 99.1

Media Contact:     Aspen Technology, Inc.            IR Contact:     ICR Inc. for AspenTech
Lucy Millington                        Brian Denyeau
Lucy.millington@aspentech.com                brian.denyeau@icrinc.com

Aspen Technology, Inc. Appoints Dr. Tom Bradicich to Its Board of Directors

Bradicich brings extensive insight and expertise in edge computing and converged IT/OT strategies to Aspen Technology

BEDFORD, Mass. - January 15, 2020 - Aspen Technology, Inc. (NASDAQ: AZPN), a global leader in asset optimization software, today announced that Dr. Tom Bradicich has been appointed to the Aspen Technology board of directors.

Bradicich is currently Vice President, Hewlett Packard Fellow and Global Head of Edge and IoT Labs & CoE at Hewlett Packard Enterprise (HPE). Prior to this role, Bradicich was HPE VP and General Manager, leading the global business unit, Converged Servers, Edge & IoT Systems and Software, with responsibility for P&L, worldwide sales, R&D and customer experience. He directed the founding of HPE’s three global IoT Innovation Labs for partner and customer collaborations. After leading HPE’s first corporate IoT Strategy efforts, Bradicich also led HPE into the operational technology (OT) and IoT platform software businesses, launching hardware and software product lines expressly designed for the IoT and Intelligent Edge.

Prior to HPE, Bradicich was a Corporate Fellow and officer at National Instruments, an Operational Technologies (OT) company. Throughout his career, Bradicich has led teams to develop and launch dozens of hardware and software products, managing high revenue growth. Beginning his career at IBM, Bradicich was an IBM Fellow, Vice President, Distinguished Engineer, and Server CTO.

“I am honored to join the board of directors of Aspen Technology. AspenTech is at the leading edge in the optimization of industrial assets, and its strong commitment to innovation and digitalization strategy create exciting opportunities for the future. I look forward to working with the current board members and supporting AspenTech as its business and markets continue to develop,” commented Tom Bradicich.

“We welcome Tom Bradicich to the Aspen Technology board of directors, where his experience in converged IT/OT will influence how AspenTech approaches this critical inflection point for the capital-intensive industries we serve. Tom’s deep technical expertise will complement and enhance the strategic value delivered by the existing board,” added Antonio Pietri, President, CEO and board member at Aspen Technology. “Tom has an impressive track-record for fostering innovation and launching new products within enterprise IT and OT markets, making him a valuable addition to the expertise of our board.”

Bradicich holds the PhD, MSEE, and BSEE degrees, and founded the homeless charity, sockrelief.com. In addition to being an independent director for Aspen Technology, Bradicich currently serves on the Advisory Board and Diversity and Inclusion Committee for the University of Florida.

About Aspen Technology
Aspen Technology (AspenTech) is a global leader in asset optimization software. Its solutions address complex, industrial environments where it is critical to optimize the asset design, operation and maintenance lifecycle. AspenTech uniquely combines decades of process modeling expertise with artificial intelligence. Its purpose-built software platform automates knowledge work and builds sustainable competitive advantage by delivering high returns over the entire asset lifecycle. As a result, companies in capital-intensive industries can maximize uptime and push the limits of performance, running their assets safer, greener, longer and faster. Visit AspenTech.com to find out more.

© 2020 Aspen Technology, Inc. AspenTech and the Aspen leaf logo are trademarks of Aspen Technology, Inc. All rights reserved.